CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

American Coating Technologies, Inc.

We the undersigned President and Secretary of American Coating
Technologies, Inc. do hereby certify:

That the Board of Directors of said corporation at a meeting duly
convened and held on the    day of April 2000, adopted a resolution to
amend the original articles as follows:

Article I is hereby amended to read as follows:

The name of the corporation is ACT International, Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles o Incorporation are 5,375,470; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/Richard M. Sjostrom
Richard M. Sjostrom, President

/s/David L. Taylor
David L. Taylor, Secretary

State of                   )
                           )ss.
County of                  )

On April       , 2000, personally appeared before me, a Notary Public,
Richard M. Sjostrom and David L. Taylor, who acknowledged that they executed the above instrument.




Notary Public


NOTARY SEAL
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